Exhibit 5.1

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December 18, 2008
Liberty Property Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355

Re:	Common Shares of Beneficial Interest — $150,000,000 Aggregate Gross Sales Price
Ladies and Gentlemen:
     We have acted as Maryland counsel to Liberty Property Trust, a Maryland real estate investment trust (the “Company”), in connection with its Registration Statement on Form S-3 filed on May 8, 2008 (the “S-3 Registration Statement”). The S-3 Registration Statement related to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time, in one or more series, together or separately, as set forth in the Prospectus (as hereinafter defined), and as may be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering, pursuant to a Continuous Offering Program Equity Distribution Agreement (the “Equity Agreement”) dated December 18, 2008 by and among the Company, Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Operating Partnership”), and Citigroup Global Markets Inc., of common shares of beneficial interest of the Company, par value $0.001 per share, having an aggregate gross sales price of up to $150,000,000 (the “Shares”), as described in the Prospectus, and a prospectus supplement dated December 18, 2008 (the “Prospectus Supplement”). This opinion is rendered pursuant to Item 9.01 of Form 8-K and item 601(b)(5) of Regulation S-K.
     As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):
     (i) The S-3 Registration Statement, as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”);
Lockwood Place s 500 East Pratt Street s Baltimore, MD 21202-3171
Phone: (410) 332-8600 s Fax: (410) 332-8862
BALTIMORE   CHESTERBROOK   HARRISBURG   PHILADELPHIA   PRINCETON   WASHINGTON   WILMINGTON

Liberty Property Trust
December 18, 2008

     (ii) The prospectus contained in the S-3 Registration Statement (the “Prospectus”);
     (iii) The Prospectus Supplement;
     (iv) A copy of the executed Equity Agreement;
     Also, as a basis for these opinions, we have examined the originals or certified copies of the following:
     (v) a Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland dated December 17, 2008;
     (vi) a certified copy of the Amended and Restated Declaration of Trust of the Company, received and approved for record by the Maryland State Department of Assessments and Taxation (“SDAT”) on May 29, 1997, as amended June 22, 2004 and October 4, 2007 (the “Declaration of Trust”);
     (vii) a certified copy of the First Amended and Restated Bylaws of the Company (the “Bylaws”);
     (viii) resolutions adopted by the Board of Trustees of the Company dated December 17, 2008 (the “Board Resolutions”);
     (ix) a certificate of the secretary of the Company as to the authenticity of the Declaration of Trust and Bylaws of the Company, the incumbency of the officers of the Company, the resolutions of the Company’s trustees approving the consummation of the transactions contemplated by the Equity Agreement, and other matters that we have deemed necessary and appropriate; and
     (x) such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.
     In reaching the opinions set forth below, we have assumed:
          (a) that all signatures on the Documents and any other documents submitted to us for examination are genuine;
          (b) the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all representations, warranties, statements and information contained in the Documents;

Liberty Property Trust
December 18, 2008

          (c) the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;
          (d) that all persons executing Documents on behalf of any party (other than the Company) are duly authorized;
          (e) that each of the parties (other than the Company) has duly and validly executed and delivered the Documents, and the party’s obligations are valid and legally binding obligations, enforceable in accordance with the terms of the Documents;
          (f) that there has been no oral or written modification of or amendment to the Documents, and there has been no waiver of any provision of the Documents, by actions or omission of the parties or otherwise;
          (g) that the Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder;
          (h) that there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Shares;
          (i) that at the time of delivery of the Shares, all contemplated additional actions shall have been taken and the authorization of the Shares by the Board of Trustees and the Pricing Committee will not have been modified or rescinded;
          (j) that the issuance, execution and delivery of the Shares; and the compliance by the Company with the terms of the Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;
          (k) that the consideration received or proposed to be received for the issuance and sale or reservation for issuance of any offering of the Shares of the Company as contemplated by the Registration Statement is not less than the par value per share; and
          (l) that the Pricing Committee of the Company established under the Board Resolutions shall have duly and validly authorized the issuance of any Shares then being issued and shall have established the number of Shares to be issued, the price per share to be paid for the Shares in any such issuance and the aggregate dollar amount of the issuance of Shares all in accordance with the terms of the Board Resolutions;
          (m) that the aggregate number of shares of the Company which would be outstanding after the issuance of the Shares, and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and

Liberty Property Trust
December 18, 2008

preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company or the Operating Partnership, does not exceed the number of then-authorized shares of the Company.
     As to various questions of fact material to our opinions, we have relied upon a certificate and representations of James J. Bowes, Esquire, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.
     Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:
     1. The Company has been duly formed and is validly existing as a real estate investment trust in good standing under and by virtue of the laws of the State of Maryland.
     2. The issuance of the Shares by the Company has been duly authorized by all necessary trust action and the Shares, when issued and delivered in accordance with the terms of the Equity Agreement, against payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.
     In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:
     (i) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.
     (ii) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.
     (iii) We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.
     The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the Documents. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K, filed with the Commission on the date hereof, and to the use of the

Liberty Property Trust
December 18, 2008

name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ SAUL EWING LLP